Exhibit 99.1

FOR IMMEDIATE RELEASE:

Press Contacts:
Tracy Eiler
BUSINESS OBJECTS
408/953-6031
tracy.eiler@businessobjects.com

Investor Contacts:
Communication Financiere Europe
Anne Guimard
Business Objects
+33 1 41 25 39 19
a.guimard@businessobjects.com

Don Markley
BUSINESS OBJECTS
408/953-6054
don.markley@businessobjects.com

BUSINESS OBJECTS COMPLETES ACQUISITION

OF ACTA TECHNOLOGY, INC.

Acquisition of Leading Data Integration Vendor Provides Business Objects with a
Comprehensive, Best-of-Breed Enterprise Analytic Platform

San Jose, Calif.—August 26, 2002—Business Objects (NASDAQ: BOBJ; Euronext Paris: Euroclear code 12074), the world’s leading provider of business intelligence solutions, today announced it has completed the acquisition of privately-held Acta Technology, Inc. of Mountain View, California, a leading data integration vendor.

The acquisition provides Business Objects with a comprehensive platform for the delivery of custom-developed and pre-packaged analytic applications. The acquisition was a cash transaction of approximately

US $65.0 million for all outstanding shares of Acta Technology, and will be accounted for under the purchase method of accounting.

(iii)  About Business Objects

Business Objects is the world’s leading provider of business intelligence (BI) solutions. Business intelligence lets organizations access, analyze, and share information internally with employees and externally with customers, suppliers, and partners. It helps organizations improve operational efficiency, build profitable customer relationships, and develop differentiated product offerings.

The company’s products include data integration tools, the industry’s leading integrated business intelligence platform, and a suite of enterprise analytic applications. Business Objects is the first to offer a complete BI solution that is composed of best-of-breed components, giving organizations the means to deploy, end-to-end BI to the enterprise, from data extraction to analytic applications.

Business Objects has more than 16,000 customers in over 80 countries. The company’s stock is publicly traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (Euroclear code 12074). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com.

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Business Objects is a trademark of Business Objects SA. All other company, product, or brand names mentioned herein, may be trademarks of their respective owners.